                                                  Filed Pursuant to Rule 424b(3)
                                                  File Number: 333-40546

167,500 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock

The stockholders of Adelphia Communications     respect to cash dividends and distributions
Corporation as described under the caption      upon the liquidation of Adelphia.  Holders of
"Selling Stockholders" on page 20 of this       Class B common stock are entitled to greater
prospectus are offering and selling up to       voting rights than the holders of Class A
167,500 shares of Adelphia's Class A common     common stock; however, the holders of Class A
stock under this prospectus.                    common stock, voting as a separate class, are
                                                entitled to elect one of Adelphia's directors.

The Class A common stock is listed on the       You should carefully review "Risk Factors"
Nasdaq National Market.  The Class A common     beginning on page 2 for a discussion of things
stock's ticker symbol is "ADLAC."  On July      you should consider when investing in our
26, 2000, the closing sale price on the         Class A common stock.
Nasdaq National Market of a single share of
the Class A common stock was $37.75.


Our common stock also includes Class B common   Neither the SEC nor any state securities
stock. The rights of holders of the Class A     commission has approved or disapproved of
common stock and Class B common stock differ    these securities or passed upon the adequacy
with respect to certain aspects of dividends,   or accuracy of this prospectus.  Any
liquidations and voting. The Class A common     representation to the contrary is a criminal
stock has preferential rights with              offense.

              The date of this prospectus is July 27, 2000.



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                               TABLE OF CONTENTS
                               -----------------

ADELPHIA...................................................................   1

RISK FACTORS...............................................................   2

DILUTION...................................................................  20

SELLING STOCKHOLDERS.......................................................  20

USE OF PROCEEDS............................................................  22

PLAN OF DISTRIBUTION.......................................................  22

WHERE YOU CAN FIND MORE INFORMATION........................................  23

EXPERTS....................................................................  25

                                       i
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                                    ADELPHIA

   This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are one of the largest cable television operators in the United States. Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 8.7 million homes and served approximately 5.6 million basic subscribers as of March 31, 2000, after giving effect to pending cable system acquisitions and pending swaps. Our cable systems are organized into eleven regional clusters: Los Angeles, New England, Virginia, Florida, Ohio, Western New York, Western Pennsylvania, Eastern Pennsylvania, Puerto Rico, Colorado Springs and New Jersey. Approximately 28% of our basic subscribers are located in our Los Angeles and New England clusters and approximately 64% of our basic subscribers are located in our five largest clusters.

   Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of March 31, 2000, Adelphia Business Solutions was serving 58 metropolitan statistical areas and had sold 432,777 access lines of which 412,172 were installed, approximately 52% of which Adelphia Business Solutions provisioned on its own switches. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

   For recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

   Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  RISK FACTORS

   Before you invest in Adelphia's Class A common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus before you decide to purchase shares of Adelphia's Class A common stock.

   High Level Of Indebtedness

   As of March 31, 2000, we owed approximately $9.4      Adelphia has a substantial amount of debt. We borrowed this
billion.  Our high level of indebtedness can have        money to purchase and to expand our cable systems and other
important adverse consequences to us and to you.         operations and, to a lesser extent, for investments and loans to our subsidiaries and other affiliates. At March 31, 2000, our indebtedness totaled approximately $9.4 billion. This
                                                         included approximately:

                                                         .  $2.8 billion of Adelphia Parent Company public debt;

                                                         .  $812.8 million of public debt owed by our subsidiary
                                                            Adelphia Business Solutions;

                                                         .  $1.9 billion of public debt owed by our subsidiary Arahova
                                                            Communications;

                                                         .  $503.3 million of public debt owed by our subsidiary
                                                            FrontierVision Partners, L.P.;

                                                         .  $203.4 million of public debt owed by our subsidiary
                                                            Olympus Communications, L.P.; and

                                                         .  $3.2 billion of debt owed by our subsidiaries to banks, other financial institutions and other persons.

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
   Debt service consumes a substantial portion of the    Our high level of indebtedness can have important adverse
cash we generate. This could affect our ability to       consequences to us and to you. It requires that we spend a
invest in our business in the future as well as to       substantial portion of the cash we get from our business to
react to changes in our industry or economic             repay the principal and interest on these debts. Otherwise,
downturns.                                               we could use these funds for general corporate purposes or for capital improvements. Our ability to obtain new loans for working capital, capital expenditures, acquisitions or
                                                         capital improvements may be limited by our current level of debt.  In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at
                                                         March 31, 2000, the Adelphia Parent Company had approximately
                                                         $148.4 million and Adelphia Business Solutions had
                                                         approximately $269.5 million of redeemable exchangeable
                                                         preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 42% of our debt outstanding at March    Our debt comes due at various times up to the year 2017,
31, 2000 must be repaid by December 31, 2004 and         including an aggregate of approximately $4.0 billion as of
all of it must be paid by 2017.                          March 31, 2000, which we must pay by December 31, 2004.

Our Business Requires Substantial Additional Financing   Our business requires substantial additional financing on a
And If We Do Not Obtain That Financing We May Not Be     continuing basis for capital expenditures and other purposes
Able To Upgrade Our Plant, Offer Services, Make          including:
Payments When Due Or Refinance Existing Debt
                                                         .  constructing and upgrading our plant and networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                                                         .  offering new services;

                                                         .  scheduled principal and interest payments;

                                                         .  refinancing existing debt; and

                                                         .  acquisitions and investments.

                                                         There can be no guarantee that we will be able to issue
                                                         additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

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
                                                         The Total Convertible Preferred Stock, Common Stock and Other
                                                         Stockholders' Equity at March 31, 2000 was approximately $4.0 billion.

We Have Had Large Losses And We Expect This              Our continuing net losses, which are mainly due to our high
To Continue                                              levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible
                                                         Preferred Stock, Common Stock and Other Stockholders' Equity.
                                                         Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                                                         .  fiscal year ended March 31, 1998--$192.7 million;

                                                         .  nine months ended December 31, 1998--$135.8 million;

                                                         .  fiscal year ended December 31, 1999--$282.5 million; and

                                                         .  three months ended March 31, 2000--$115.9 million.

                                                         We expect to continue to incur large net losses for the next several years.

   Because of our net losses, we do not have earnings    Because of our net losses, we do not have earnings sufficient to cover
sufficient to cover our fixed charges and                our combined fixed charges preferred stock dividends during these periods
preferred stock dividends.                               by the amounts set forth in the table below, although combined fixed charges and preferred stock dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business
                                                         Solutions' preferred stock dividends:

                                                                                             Earnings    Non-Cash
                                                                                             Deficiency  Charges
                                                                                             ----------  --------
                                                                                                (in thousands)
                                                         .  fiscal year ended
                                                            March 31, 1998                   $113,941    $195,153
                                                         .  nine months ended
                                                            December 31, 1998                $116,899    $186,022
                                                         .  fiscal year ended
                                                            December 31, 1999                $281,786    $455,077
                                                         .  three months ended
                                                            March 31, 2000                   $175,217    $247,402

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
   If we cannot refinance our debt or obtain new         Historically, the cash we generate from our operating
loans, we would likely have to consider various          activities and borrowings has been sufficient to meet our
financing options.  We cannot guarantee that any         requirements for debt service, working capital, capital
options available to us would enable us to repay         expenditures and investments in and advances to our
our debt in full.                                        affiliates, and we have depended on additional borrowings to meet our liquidity requirements.  Although in the past we
                                                         have been able both to refinance our debt and to obtain new debt, there can be no guarantee that we will be able to
                                                         continue to do so in the future or that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these
                                                         circumstances we may need to consider various financing
                                                         options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws
                                                         including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash
                                                         needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

Competition                                              The telecommunications services provided by Adelphia are
                                                         subject to strong competition and potential competition from various sources.

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
   Our cable television business is subject to strong    Our cable television systems compete with other means of
competition from several sources which could             distributing video to home televisions such as Direct
adversely affect revenue or revenue growth.              Broadcast Satellite systems, commonly known as DBS systems, and Multichannel Multipoint Distribution systems commonly
                                                         known as wireless cable.  Some of the regional Bell telephone operating companies and other local telephone companies are in the process of entering the video-to-home business and
                                                         several have expressed their intention to enter the
                                                         video-to-home business.

                                                         In addition, because our systems are operated under
                                                         non-exclusive franchises, other applicants may obtain
                                                         franchises in our franchise areas. For example, some regional
                                                         Bell telephone operating companies and local telephone
                                                         companies have facilities which are capable of delivering
                                                         cable television service and could seek competitive
                                                         franchises.

                                                         The equipment which telephone companies use in providing
                                                         local exchange service may give them competitive advantages over Adelphia in distributing video to home televisions.  The regional Bell telephone operating companies and other
                                                         potential competitors have much greater resources than
                                                         Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the
                                                         extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

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
                                                         Our cable television systems also face competition from other communications and entertainment media, including
                                                         conventional off-air television broadcasting services,
                                                         newspapers, movie theaters, live sporting events and home
                                                         video products. We cannot predict the extent to which
                                                         competition may affect us.

                                                         Our cable modem and dial up Internet access business is
                                                         currently subject to strong competition and there exists the potential for future competition from a number of sources.
                                                         With respect to high-speed cable modem service, telephone
                                                         companies are beginning to implement various digital
                                                         subscriber line services (xDSL) that allow high-speed
                                                         Internet access services to be offered over telephone lines.
                                                         DBS companies offer high-speed Internet access over their
                                                         satellite facilities and other terrestrial based wireless
                                                         operators (e.g., MMDS) are beginning to introduce high-speed access as well. In addition, there are now a number of
                                                         legislative, judicial and regulatory efforts seeking to
                                                         mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet
                                                         Service Providers (ISPs) in virtually every franchise area.
                                                         The local telephone exchange company typically offers ISP
                                                         services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet.
                                                         Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

   Adelphia Business Solutions' operations are           In each of the markets served by Adelphia Business Solutions'
also subject to risk because Adelphia Business           networks, the competitive local exchange carrier services
Solutions competes principally with established          offered by Adelphia Business Solutions compete principally
local telephone carriers that have long-standing         with the services offered by the incumbent local telephone
utility relationships with their customers and           exchange carrier company serving that area. Local telephone
pricing flexibility for local telephone services.        companies have long-standing relationships with their
                                                         customers, have the potential to subsidize competitive
                                                         services from monopoly service revenues, and benefit from
                                                         favorable state and federal regulations.  The mergers of Bell
                                                         Atlantic and NYNEX, and SBC and Ameritech created very large companies whose combined territories cover a substantial
                                                         portion of Adelphia Business Solutions' markets.  Other
                                                         combinations are occurring in the industry. Mergers are
                                                         pending between Bell Atlantic and GTE, Qwest and US West, and
                                                         Sprint and MCIWorldCom, which may have a material adverse
                                                         effect on Adelphia Business Solutions' ability to compete and terminate and originate calls over Adelphia Business
                                                         Solutions' networks.

                                                         We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases.
                                                         Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by
                                                         regulators, including permitting the incumbent local
                                                         telephone companies in Adelphia Business Solutions' markets to do the following:

                                                         .  lower their rates substantially;

                                                         .  engage in aggressive volume and term discount pricing
                                                            practices for their customers; or

                                                         .  charge excessive fees or otherwise impose on Adelphia
                                                            Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell telephone operating companies    The regional Bell telephone operating companies can now
could get regulatory approval to offer long              obtain regulatory approval to offer long distance services if
distance service in competition with Adelphia            they comply with the local market opening requirements of the
Business Solutions' significant customers, some of       federal Telecommunications Act of 1996.  To date, the FCC has
these major customers could lose market share.           denied the requests for approval filed by regional Bell
                                                         operating companies in Adelphia Business Solutions' operating areas.  However, Bell Atlantic's recent petition to provide long distance services originating in New York has been
                                                         approved. Approvals of such requests could result in
                                                         decreased market share for the major long distance carriers which are among Adelphia Business Solutions' significant
                                                         customers.  This could have a material adverse effect on
                                                         Adelphia Business Solutions.

                                                         In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less
                                                         cooperative in providing access to their networks.

   The regional Bell telephone companies continue to     Some of the regional Bell operating companies have also
seek other regulatory approvals that could               recently filed petitions with the FCC requesting waivers of
significantly enhance their competitive position         other obligations under the federal Telecommunications Act of
against Adelphia Business Solutions.                     1996. These involve services Adelphia Business Solutions also provides such as high-speed data, long distance, and services to ISPs.  If the FCC grants the regional Bell operating
                                                         companies' petitions, this could have a material adverse
                                                         effect on Adelphia Business Solutions.

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
   Potential competitors to Adelphia Business            Potential competitors for Adelphia Business Solutions include
Solutions' telecommunications services include           other competitive local exchange carriers, incumbent local
the regional Bell telephone companies, AT&T,             telephone companies which are not subject to regional Bell
MCIWorldCom and Sprint, electric utilities and           operating companies' restrictions on offering long distance
other companies that have advantages over Adelphia       service, AT&T, MCIWorldCom, Sprint and other long distance
Business Solutions.                                      carriers, cable television companies, electric utilities,
                                                         microwave carriers, wireless telecommunications providers, and private networks built by large end users.  Both AT&T and
                                                         MCIWorldCom offer local telephone services in some areas and are expanding their networks.  AT&T also recently merged with both Tele-Communications, Inc. and MediaOne Group Inc., and
                                                         MCIWorldCom and Sprint announced that they will merge.
                                                         Although we have good relationships with the long distance carriers, they could build their own facilities, purchase
                                                         other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business Solutions'
                                                         services when entering the market for local exchange services.

                                                         Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone
                                                         companies, have financial, personnel and other resources
                                                         substantially greater than those of Adelphia Business
                                                         Solutions, as well as other competitive advantages over
                                                         Adelphia Business Solutions.

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
We Are Subject To Extensive Regulation                   The cable television industry and the provision of local
                                                         telephone exchange services are subject to extensive
   Our cable television and telecommunications           regulation at the federal, state and local levels, and many
businesses are heavily regulated as to rates we          aspects of such regulation are currently the subject of
can charge and other matters.  This regulation           judicial proceedings and administrative or legislative
could limit our ability to increase rates, cause         proposals.  In particular, FCC regulations limit our ability
us to decrease then current rates or require us to       to set and increase rates for our basic service package and
refund previously collected fees.                        for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period
                                                         determined to be in excess of the permitted reasonable rates.
                                                         It is possible that rate or refunds of previously collected fees may be required in the future.  In addition, the FCC has commenced a proceeding to determine whether cable operators will be required to carry the digital signals of broadcast television stations. Such a requirement could require the
                                                         removal of popular programming services with materially
                                                         adverse results for cable operators.

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
                                                         We must comply with rules of the local franchising
                                                         authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the
                                                         franchising authorities will not impose new and more
                                                         restrictive requirements as a condition to franchise renewal.

                                                         Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain
                                                         appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no
                                                         assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive
                                                         requirements as a condition to renew any required
                                                         certifications and franchises.

                                                         Proposals are continuing to be made before Congress and the
                                                         FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has
                                                         declined to impose such requirements. This same open access issue is being considered by some local franchising
                                                         authorities as well. Several local franchising authorities have mandated open access. This issue is being actively
                                                         litigated. Recently, a federal district court in Portland,
                                                         Oregon, upheld the authority of the local franchising
                                                         authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the
                                                         U.S. Court of Appeals for the Ninth Circuit reversed the
                                                         district court and ruled that a local franchising authority has no authority to impose an open access requirement on
                                                         cable television operators.  Additionally, a federal district court in Richmond, Virginia held that a local franchising
                                                         authority cannot impose an open access requirement. If the
                                                         FCC or other authorities mandate additional access to
                                                         Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal Telecommunications Act of 1996 may        The federal Telecommunications Act of 1996 substantially
have a significant impact on our cable television        changed federal, state and local laws and regulations
and telephone businesses.                                governing our cable television and telecommunications
                                                         businesses. This law could materially affect the growth and operation of the cable television industry and the cable
                                                         services we provide. Although this legislation may lessen
                                                         regulatory burdens, the cable television industry may be
                                                         subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                                                         Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase
                                                         substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or
                                                         judicial initiatives relating to the telecommunications
                                                         industry will not have a material adverse effect on Adelphia
                                                         Business Solutions.

Unequal Voting Rights Of Stockholders                    Adelphia has two classes of common stock--Class A which
                                                         carries one vote per share and Class B which carries ten
                                                         votes per share. Under Adelphia's Certificate of
                                                         Incorporation, the Class A shares elect only one of our ten directors.


Control Of Voting Power By The Rigas Family              While the public owns a majority of the outstanding shares of
                                                         Adelphia's Class A common stock, the Rigas family owned about
   The Rigas family can control stockholder              14% of those shares as of July 15, 2000, as well as all of
decisions on very important matters.                     the outstanding shares of Class B common stock.  As of such date, the Rigas family beneficially owns shares representing
                                                         approximately 27% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately
                                                         68% of the total voting power of Adelphia's shares. The Rigas family also owns shares of Adelphia's 8 1/8% Series C
                                                         cumulative convertible preferred stock which, if converted, would increase its voting power and beneficial ownership.  As a result of the Rigas family's stock ownership and an
                                                         agreement among the Class B stockholders, members of the
                                                         Rigas family have the power to elect nine of ten Adelphia
                                                         directors, and if they converted their convertible preferred stock might be able to elect all ten directors.  In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of
                                                         Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

There Are Potential Conflicts Of Interest Between        John J. Rigas and the other executive officers of Adelphia,
Adelphia And The Rigas Family                            including other members of the Rigas family, own other
                                                         corporations and partnerships, which are managed by us for a fee. Subject to the restrictions contained in a business
                                                         opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to
                                                         continue to own these interests and acquire additional
                                                         interests in cable television systems. These activities could present a conflict of interest with Adelphia, such as how
                                                         much time our executive officers devote to our business. In addition, there have been and will continue to be
                                                         transactions between us and the executive officers or the
                                                         other entities they own or have affiliations with. Our public debt indentures contain covenants that place restrictions on transactions between us and our affiliates.

Holding Company Structure And Potential Impact Of        The Adelphia Parent Company directly owns no significant
Restrictive Covenants In Subsidiary Debt Agreements      assets other than stock, partnership interests and equity and other interests in our subsidiaries and in other companies.
                                                         This creates risks regarding our ability to provide cash to the Adelphia Parent Company to repay the interest and
                                                         principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing
                                                         business and economic conditions and to get new loans.

   The Adelphia Parent Company depends on its            The public indentures and the credit agreements for bank and
subsidiaries and other companies in which it has         other financial institution loans of our subsidiaries and
investments to fund its cash needs.                      other companies in which we have invested, restrict their
                                                         ability and the ability of the companies they own to make
                                                         payments to the Adelphia Parent Company. These agreements
                                                         also place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which
                                                         could result in all loans and other amounts owed to its
                                                         lenders becoming due and payable. Our subsidiaries and
                                                         companies in which we have invested might not be able to
                                                         repay in full the accelerated loans.

It Is Unlikely You Will Receive A Return On Your         Adelphia has never declared or paid cash dividends on any of
Shares Through The Payment Of Cash Dividends             its common stock and has no intention of doing so in the
                                                         foreseeable future.  As a result, it is unlikely that you
                                                         will receive a return on your shares through the payment of cash dividends.


Future Sales Of Outstanding Common Stock Could           Sales of a substantial number of shares of Class A common
Adversely Affect The Market Price Of Our Common Stock    stock or Class B common stock, including sales by any
                                                         pledgees of such shares, could adversely affect the market price of our Class A common stock and could impair our
                                                         ability in the future to raise capital through stock
                                                         offerings.  Under various registration rights agreements or arrangements, as of July 15, 2000, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the
                                                         Class A common stock--16,165,997 shares, Class B common
                                                         stock--19,235,998 shares and the equivalent number of shares of Class A common stock into which they may be converted, and convertible preferred stock--80,000 shares and the 9,433,962 shares of Class A common stock into which they may be
                                                         converted.  Among others, Adelphia has also registered or
                                                         agreed to register for public sale the following shares:

                                                         .  for Citizens Cable Company--1,852,302 shares of Class A common stock owned as of October 1, 1999;

                                                         .  for the selling stockholders receiving shares in the Verto
                                                            Communications, Inc. acquisition--2,574,379 shares of Class A common stock;

                                                         .  for the owners of FrontierVision Partners, L.P.--7,000,000 shares of Class A common stock in connection with the
                                                            FrontierVision acquisition;

                                                         .  in connection with the Century Communications Corp.
                                                            acquisition, approximately 48,700,000 shares of Class A
                                                            common stock; and

                                                         .  in connection with the pending acquisition of the Greater
                                                            Cleveland systems from Cablevision Systems Corporation, $540 million in Class A common stock to be issued at closing.

                                                         Up to approximately 15,500,000 shares of Class A common stock and up to 80,000 shares of convertible preferred stock,
                                                         including the underlying Class A common stock, have been
                                                         pledged in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any
                                                         shares acquired upon a foreclosure.

Purchasers Of Our Common Stock Will Incur                Persons purchasing common stock will incur immediate and
Immediate Dilution                                       substantial net tangible book value dilution.

Our Acquisitions And Expansion Could Involve             Because we are experiencing a period of rapid expansion
Operational And Other Risks                              through acquisition, the operating complexity of Adelphia, as well as the responsibilities of management personnel, have increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our
                                                         operational and financial systems and to expand, train and manage our employee base.

                                                         Our recent and pending acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no
                                                         guarantee that we will be able to realize the benefits
                                                         expected from the integration of operations from these
                                                         transactions.

Forward-Looking Statements In This Prospectus Are        The statements contained or incorporated by reference in this
Subject To Risks and Uncertainties                       prospectus  that are not historical facts are
                                                         "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes," "expects,"
                                                         "may," "will," "should," "intends," "estimates," "continue" or
                                                         "anticipates" or the negative thereof or other variations
                                                         thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                                                         Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and
                                                         Analysis of Financial Condition and Results of Operations" in
                                                         Adelphia's Annual Report on Form 10-K and in Adelphia's Form
                                                         10-Qs, is forward-looking, such as information related to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could
                                                         significantly affect expected results in the future from
                                                         those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic
                                                         conditions, the availability and cost of capital,
                                                         acquisitions and divestitures, government and regulatory
                                                         policies, the pricing and availability of equipment,
                                                         materials, inventories and programming, technological
                                                         developments and changes in the competitive environment in which we operate. Persons reading this prospectus are
                                                         cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the
                                                         various factors which could cause actual events or results to differ materially from those indicated by such
                                                         forward-looking statements.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of March 31, 2000 was a deficit of approximately $8.1 billion or ($62.13) a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share.

                              SELLING STOCKHOLDERS

   The 167,500 shares offered under this prospectus have been issued to the stockholders of Searle Communications, Inc. in a merger whereby Searle was merged with and into a wholly owned subsidiary of Adelphia. We agreed to register the 167,500 shares of Class A common stock being offered for sale under this prospectus.

   No selling stockholder has held any positions or office or had any material relationship with us, our predecessors or affiliates during the past three years. In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners. This prospectus may also be used for resales by these pledgees, donees or transferees of the selling stockholders listed below and we will identify any of those pledgees, donees or transferees in a supplement to the original prospectus.

   The table below lists, as of July 20, 2000, all of the shares that each of the selling stockholders beneficially owns, the number of shares each of them may offer and the number of shares each of them will own after the offering assuming they sell all of the shares. The numbers presented under "Class A Common Shares Held After Offering" and "Percent of Class A Common Shares Held After Offering" in the table below assume that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

                                                                                                               Percent of
                         Class A Common     Percent of Class A      Class A Common       Class A Common      Class A Common
                          Shares Held       Common Shares Held          Shares            Shares Held         Shares Held
Name                    Before Offering      Before Offering        Offered Hereby       After Offering      After Offering
---------------------  ------------------  --------------------   -------------------  ------------------  ------------------
Stanley M. Searle            68,501                *%                   68,501                 --                 --

Lorna K. Searle              54,573                *                    54,573                 --                 --

Roland Hieb                   1,549                *                     1,549                 --                 --

Robert A. Searle              7,068                *                     7,068                 --                 --

Rebecca Hendricks             1,675                *                     1,675                 --                 --

Todd Lorenz                   1,675                *                     1,675                 --                 --

Lisa Searle                   1,172                *                     1,172                 --                 --

Scott Wesley Searle           1,172                *                     1,172                 --                 --

Lynda J. Searle               3,986                *                     3,986                 --                 --

Jeffrey Marshall              1,172                *                     1,172                 --                 --
  Munro Searle

Elijah M. Searle                837                *                       837                 --                 --

Mark A. Day                   4,020                *                     4,020                 --                 --

Shelley K. Barber             4,020                *                     4,020                 --                 --

Lorna D. Robles               4,020                *                     4,020                 --                 --

Charles B. Searle             4,020                *                     4,020                 --                 --

Sharon M. Searle              4,020                *                     4,020                 --                 --

Stanley M. Searle II          4,020                *                     4,020                 --                 --
                            -------                                    -------
TOTAL                       167,500                *%                  167,500                 --                 --%
                            =======                ==                  =======                 ==                 ===

* Less than one percent

                                USE OF PROCEEDS

   All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

   Adelphia is registering the shares on behalf of the selling stockholders. References in this section to selling stockholders also include any pledgees, donees or transferees identified in a supplement to the original prospectus as described above. The selling stockholders may offer their shares at various times in one or more of the following transactions:

   . in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

   .  in the over-the-counter market;

   . in private transactions other than in the over-the-counter market or on an exchange;

   .  in connection with short sales of shares;

   .  by pledge to secure debts and other obligations;

   . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

   .  in a combination of any of the above transactions.

   The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

   The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders, any brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

   The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Adelphia's Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, the shares offered under this prospectus. The shares that broker-dealer or other financial institution receives in those types of transactions may be resold under this prospectus supplement.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

   When a particular offering of shares is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

   To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in that jurisdictions or an exemption from registration or qualification is available and is complied with.

   To comply with rules and regulations under the Exchange Act, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

   All expenses of the registration of the shares will be paid by Adelphia, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. Subject to some limitations, the selling stockholders will be indemnified by Adelphia against civil liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Subject to some limitations, Adelphia will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   Adelphia is incorporating by reference the following documents that it has filed with the SEC:

   . our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by our Form 10-K/A;

   .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

   . our Current Reports on Form 8-K for the events dated September 9, 1999, January 21, 2000 and June 13, 2000; and

   . our definitive proxy statement dated July 7, 2000 with respect to the Annual Meeting of Stockholders to be held on July 31, 2000; and

   .  the description of our Class A common stock contained in:

      . Adelphia's registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description and

      .  Adelphia's registration statement on Form S-3 (File No. 333-78027).

   Adelphia is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                    Adelphia Communications Corporation
                    One North Main Street
                    Coudersport, Pennsylvania  16915
                    Attention:  Investor Relations
                    Telephone:  (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Adelphia is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of December 31, 1998 and 1999, and for the year ended March 31, 1998, the nine months ended December 31, 1998 and the year ended December 31, 1999, incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed September 9, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998, and for each of the three years in the period ended May 31, 1999, incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed September 9, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      Adelphia Communications Corporation


                     167,500 Shares of Class A Common Stock


                               ----------------

                                  PROSPECTUS

                               ----------------


We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of July 27, 2000.